Exhibit 99.4

April 25, 2022

Westrock Coffee Holdings, LLC

100 River Bluff Drive, Suite 210

Little Rock, Arkansas 77202

Consent to Reference in Proxy Statement/Prospectus

Westrock Coffee Holdings, LLC (including any successor thereto, the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a nominee of the board of directors of the Company, such service to commence upon the effective time of the business combination transaction described in the proxy statement/prospectus.

Sincerely,

/s/ Leslie Starr Keating
Leslie Starr Keating